EXHIBIT 15(b)

                       THE MUNDER FRAMLINGTON FUNDS TRUST

                                  SERVICE PLAN

      Section 1. Upon the recommendation of First Data Investor Services Group, Inc. ("FDISG"), the administrator of The Munder Framlington Funds Trust (the "Trust"), any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of
Trustees    ("Agreements")    with   institutional    investors    ("Shareholder
Organizations") which are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of shares of the Class K shares of any Fund of the Trust. Pursuant to such Agreements, Shareholder Organizations shall provide support services as set forth therein to their clients who beneficially own Class K Shares in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to
 .25% of the average daily net asset value of the Class K Shares beneficially owned by such clients. Comerica Bank and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

      Section 2. FDISG shall monitor the arrangements pertaining to the Trust's Agreements with Shareholder Organizations in accordance with the terms of FDISG's agreement with the Trust. FDISG shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Shareholder Organization.

      Section 3. So long as this Plan is in effect, FDISG shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

      Section 4. This Plan shall become effective immediately with respect to each class of Class K Shares upon the approval of the Plan (and the form of Agreement attached hereto) by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Trust Act of 1940, as amended (the "Act"), of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Agreement).

      Section 5. Unless sooner terminated, this Plan shall continue in effect for so long as its continuance is approved at least annually in the manner set forth in Section 4.

      Section 6. This Plan may be amended at any time with respect to any class of Class K Shares by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

      Section 7. This Plan is terminable at any time with respect to any class of Class K Shares by vote of a majority of the Disinterested Trustees.

      Section 8. While this Plan is in effect, the selection and nomination of those trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of such non-interested Trustees.


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                                      3

SHARED/BANKGRP/FRAMLING/AGREEMENTS/SERVPLN/CLASSK.DOC
SHARED/BANKGRP/FRAMLING/AGREEMENTS/SERVPLN/CLASSK.DOC
                                                                      APPENDIX A

                       THE MUNDER FRAMLINGTON FUNDS TRUST
                               SERVICING AGREEMENT

To:   [_______________________________]

      We wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of Class K ("Shares") of the portfolio series of The Munder Framlington Funds Trust (the "Funds") offered by us.

      The terms and conditions of this Servicing Agreement are as follows:

      1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares:1 (i) establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing dividend and distribution payments from us on behalf of Clients; (iii) providing information periodically to Clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Client's other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

      Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

      Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statement of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

      Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

      Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .25 of 1% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Client's Shares in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

      Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

      Section 7. We may enter into other similar Servicing Agreements with any other persons without your consent.

      Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares; and (iii) in the event an issue pertaining to our Service Plan is submitted for shareholder approval, you will vote any shares held for your own account in the same proportion as the vote of those shares held for your Client's accounts.

      Section 9. This agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until __________, 1997, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares, without penalty, at any time by us (which termination may be by vote or a majority of the Disinterested Trustees as defined in Section 12) or by you upon written notice to the other party hereto.

      Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

      Section 11. This Agreement will be construed in accordance with the laws of the State of Massachusetts and is non-assignable by the parties hereto.

      Section 12. This Agreement has been approved by vote of a majority of (i) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Trust Act of 1940) of us and have no direct or indirect financial interest in the operation of the Service Plan adopted by us regarding the provision of support services to the beneficial owners of Shares or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Trustees").

      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o First Data Investor Services Group, Inc. One Exchange Place, 8th Floor, Boston, Massachusetts 02109-2873.


                                          Very truly yours,


                                          THE MUNDER FRAMLINGTON
                                                FUNDS TRUST


Date:                                     By:
                                                (Authorized Officer)




                                          Accepted and Agreed to:
                                          [-------------------------------]


                                          By:
Date:  _____________________                    (Authorized Officer)

Address of Shareholder Organization:
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1. Services may be modified or omitted in the particular case and items renumbered.